Exhibit 10.4

THE BLACK & DECKER MANAGEMENT ANNUAL INCENTIVE PLAN

1.	Purpose

The purpose of The Black & Decker Corporation Management Annual Incentive Plan is to make a part of the annual compensation of certain key management employees dependent on individual, unit and Corporation performance and to provide rewards for performance as a competitive incentive to their efforts on the Corporation’s behalf, and thus to enhance and reinforce the Corporation’s ability to achieve its business goals.

2.	Definitions

Whenever used for purposes of the Plan, the following terms have the meanings defined below, and when the defined meaning is intended, the term is capitalized:

(a)	“Award” means a grant to a Participant of incentive compensation under the Plan.

(b)	“CEO” means the Chief Executive Officer of the Corporation.

(c)	“Committee” means the Compensation Committee of the Board of Directors of the Corporation.

(d)	“Corporation” means The Black & Decker Corporation.

(e)	“Elected Officer” means an employee of the Corporation who has been elected as an officer by the Board of Directors of the Corporation.

(f)	“Participant” means an employee of the Corporation or one of its Subsidiaries who has been designated to participate in this Plan.

(g)	“Performance Period” means the fiscal year in respect of which an Award is to be paid under the Plan.

(h)	“Plan” means The Black & Decker Management Annual Incentive Plan, as amended from time to time.

(i)	“Subsidiary” means any domestic or foreign corporation, at least 50% of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, by the Corporation.

3.	Administration

(a)
The Committee shall construe, interpret (subject to Section 3(c) of the Plan) and administer the Plan, and shall adopt such rules and regulations and take such other action as it deems appropriate. All decisions by the Committee shall be final, conclusive and binding on the Corporation and each Participant, former Participant, beneficiary and every other interested person. The CEO or the Committee may condition participation in the Plan by an employee upon the employee agreeing to certain terms and conditions of employment (including, without limitation, noncompete, confidentiality or similar provisions). The Committee will report annually to the Board of Directors of the Corporation all action taken under the Plan, including Awards paid.

(b)	Within 90 days of the beginning of each Performance Period, the CEO or, in the case of an Elected Officer, the Committee shall establish performance goals for each

Participant. The performance goals shall be communicated to the Participants as soon thereafter as practicable.

(c)
It is intended that the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and the regulations or guidance issued thereunder and it shall be interpreted accordingly.

4.	Participation

(a)
Participation in the Plan shall be limited to selected management employees who the CEO or the Committee has determined have a significant influence on the Corporation’s annual corporate performance. The selection of Participants shall be approved by the CEO or, in the case of Elected Officers, the Committee within 90 days of the beginning of a Performance Period and communicated to the Participants as soon thereafter as practicable.

(b)
No management employee shall be a Participant in the Plan during any year in which he or she is a participant in any other annual incentive plan of the Corporation or any of its Subsidiaries, including but not limited to The Black & Decker Executive Annual Incentive Plan.

(c)
At any time during a Performance Period, the CEO or, in the case of Elected Officers, the Committee may designate new Participants or remove employees from participation. An employee’s participation in the Plan in any prior year or years shall not give the employee the right to be a Participant in any subsequent year.

5.	Awards

(a)	Awards shall be made annually after consideration of the respective performance against the performance goals established by the CEO or the Committee for the respective Performance Period.

(b)
To be eligible for an Award in respect of a given Performance Period, a minimum of six months’ participation in the Plan is required for the Performance Period. The decision to pay or not to pay an Award and the amount of the Award to be paid shall be made by the CEO or, in the case of an Elected Officer, the Committee. The CEO or, in the case of an Elected Officer, the Committee may decide to pay an Award when performance objectives have not been satisfied and elect not to pay an Award when performance objectives have been satisfied.

6.	Payment of Awards

(a)	Awards shall be paid as soon as practicable after the end of a Performance Period (but in no event later than March 15 of the calendar year immediately following the end of the Performance Period).

(b)	Awards shall be paid in cash and shall be paid in the currency in which each Participant’s base salary is paid.

7.	Termination of Employment

If before an Award is actually paid to a Participant with respect to a Performance Period the Participant ceases to be a regular full-time employee of the Corporation or any of its Subsidiaries for a reason other than retirement with a right to an immediate retirement benefit, the Participant’s eligibility under the Plan shall terminate and no Award will be made, except that the CEO or, in the case of Elected Officers, the Committee may consider whether to make an Award to such Participant.  If such an Award is made, the CEO or, in the case of Elected Officers, the Committee shall determine the amount of the Award. If a Participant’s employment terminates at a time when the Participant has a right to receive an immediate retirement benefit from the Corporation or any of its Subsidiaries, the CEO, or in the case of Elected Officers, the Committee may make such Award as it deems appropriate under the circumstances.

8.	Claim to Awards and Employment Rights

No employee or other person shall have any claim or right to be granted an Award under the Plan. Only the Committee and the CEO shall have the authority to commit the Corporation to make an Award under the Plan, and any such commitment shall be binding on the Corporation only if in writing signed by the CEO or another duly authorized officer of the Corporation. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or a Subsidiary or affecting the right of the Corporation and its Subsidiaries to terminate the employment of any employee at any time, for any reason and with or without notice.

9.	Tax Withholding

The Corporation or a Subsidiary, as appropriate, shall have the right to deduct from all Award payments for any Federal, State or local taxes or other similar payments required by law to be withheld with respect to such payments.

10.	Expenses of Plan

The expenses of administering the Plan shall be borne by the Corporation and its Subsidiaries.

11.	Amendment and Termination

The Board of Directors may, in its discretion, terminate, amend or modify this Plan at any time and from time to time.  The Plan may be amended at any time, including retroactively, to conform the Plan to the provisions and requirements of Section 409A of the Code, and no such amendment shall be considered prejudicial to any interest of any Participant thereunder.

12.	Effective Date of the Plan

The original effective date of this Plan was January 1, 1996.  This amendment and restatement of the Plan is adopted on, and shall be effective as of, October 16, 2008.